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                                                   EXHIBIT 10.1


                           CREDIT AGREEMENT

                      dated as of June 11, 1998,

                             by and among

                      YANKEE ENERGY SYSTEM, INC.

                       THE LENDERS PARTY HERETO,

                                  AND

             THE BANK OF NEW YORK, AS ADMINISTRATIVE AGENT


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                            TABLE OF CONTENTS

     1. DEFINITIONS AND RULES OF INTERPRETATION.................1
          1.1. Definitions......................................1
          1.2. Accounting Terms................................10
          1.3. Rules of Interpretation.........................10
     2. AMOUNT AND TERMS OF REVOLVING LOANS....................11
          2.1. Revolving Loans.................................11
          2.2. Procedure for Borrowing.........................11
          2.3. Termination or Reduction of Revolving
               Commitments.....................................12
          2.4. Prepayments of the Revolving Loans..............12
          2.5. Payments; Pro Rata Treatment and Sharing
               of Set-offs.....................................13
     3. INTEREST, FEES, YIELD PROTECTIONS, ETC.................15
          3.1. Interest Rate and Payment Dates.................15
          3.2. Fees............................................16
          3.3. Conversions.....................................16
          3.4. Concerning Interest Periods.....................17
          3.5. Funding Loss....................................17
          3.6. Increased Costs; Illegality, etc................18
          3.7. Taxes...........................................19
          3.8. Mitigation; Replacement Lenders.................20
          3.9. Register........................................21
     4. REPRESENTATIONS AND WARRANTIES.........................21
          4.1. Organization and Power..........................21
          4.2. Authorization; Enforceability...................22
          4.3. Approvals; No Conflicts.........................22
          4.4. Financial Condition; No Material Adverse Change.22
          4.5. Properties......................................22
          4.6. Litigation......................................23
          4.7. Compliance with Laws and Agreements; No Default.23
          4.8. Investment Companies and other Regulated
               Entities........................................23
          4.9. Federal Reserve Regulations.....................23
          4.10. ERISA..........................................23
          4.11. Taxes..........................................24
     5. CONDITIONS PRECEDENT TO EFFECTIVENESS AND
        FIRST REVOLVING LOANS..................................24
          5.1. Evidence of Action..............................24
          5.2. This Agreement..................................24
          5.3. Notes...........................................24
          5.4. Opinion of Counsel..............................25
          5.5. Approvals and Consents..........................25
          5.6. Repayment of Bank Debt..........................25
          5.7. Fees............................................25
          5.8. Other Documents.................................25
     6. CONDITIONS PRECEDENT TO EACH REVOLVING LOAN............25
          6.1. Compliance......................................25
          6.2. Borrowing Request...............................26
          6.3. Legal Impediments...............................26
     7. AFFIRMATIVE COVENANTS..................................26
          7.1. Financial Statements and Information............26
          7.2. Notice of Material Events.......................27
          7.3. Existence; Conduct of Business..................27
          7.4. Payment of Obligations..........................27
          7.5. Maintenance of Properties.......................28
          7.6. Books and Records: Inspection Rights............28
          7.7. Compliance with Laws............................28
          7.8. Maintenance of Licenses.........................28
     8. NEGATIVE COVENANTS.....................................28
          8.1. Fundamental Changes.............................28
          8.2. Use of Proceeds.................................29
          8.3. Financial Covenants.............................29
     9. DEFAULTS...............................................29
          9.1. Events of Default...............................29
          9.2. Contract Remedies...............................31
     10. THE ADMINISTRATIVE AGENT..............................32
          10.1. Appointment....................................32
          10.2. Individual Capacity............................32
          10.3. Exculpatory Provisions.........................32
          10.4. Reliance by Administrative Agent...............33
          10.5. Delegation.....................................33
          10.6. Resignation; Successor Administrative Agent....33
          10.7. Non-Reliance on Administrative Agent
                and Other Lenders..............................34
     11. OTHER PROVISIONS......................................34
          11.1. Amendments and Waivers.........................34
          11.2. Notices........................................35
          11.3. Survival.......................................36
          11.4. Expenses; Indemnity............................36
          11.5. Successors and Assigns.........................37
          11.6. Counterparts; Integration......................39
          11.7. Severability...................................39
          11.8. GOVERNING LAW..................................39
          11.9. Jurisdiction; Service of Process...............39
          11.10. WAIVER OF TRIAL BY JURY.......................40


EXHIBITS
               A.   Form of Note
               B.   Form of Borrowing Request
               C.   Form of Notice of Conversion
               D.   Form of Assignment and Acceptance Agreement
               E.   Form of Opinion of Counsel



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CREDIT AGREEMENT, dated as of June 11, 1998, by and among YANKEE
ENERGY SYSTEM, INC., a Connecticut corporation (the Borrower,), the several banks and other parties from time to time parties hereto (the"Lenders"), and THE BANK OF NEW YORK (BNY,), as administrative agent for each of the Lenders hereunder (in such capacity, the Administrative Agent,).

1. DEFINITIONS AND RULES OF INTERPRETATION

1.1. Definitions

As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

ABR ADVANCES means the Revolving Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base
Rate.

Advance means an ABR Advance or a Eurodollar Advance.

AFFILIATE means as to any Person any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, CONTROL of a Person means the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

AGGREGATE REVOLVING COMMITMENT means, at any time, the sum at such time of the Revolving Commitments of all Lenders.

AGGREGATE REVOLVING EXPOSURE means, at any time, the sum at such time of the outstanding principal balance of the Revolving Loans of all Lenders.

AGREEMENT means this Credit Agreement.

ALTERNATE BASE RATE means on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Effective Rate in effect on such date plus 1/2 of 1% or (ii) the Prime Rate in effect on such date.

ANNUALIZED DIVIDENDS means, at any date of determination, an amount equal to (i) the amount of dividends paid to the Borrower by Yankee Gas Services Company during the fiscal quarter ending on such date of determination or, if such date of determination is not a fiscal quarter ending date, the immediately preceding fiscal quarter, multiplied by (ii) four.

APPLICABLE MARGIN means, with respect to Eurodollar Advances, 0.30%.

ASSIGNMENT AND ACCEPTANCE AGREEMENT means an assignment and acceptance agreement substantially in the form of Exhibit D.

BOARD OF GOVERNORS means the Board of Governors of the Federal
Reserve System of the United States.

BORROWING DATE means any Business Day on which the Lenders make
Revolving Loans.

BORROWING REQUEST means a request for Revolving Loans substantially in the form of Exhibit B.

BUSINESS DAY means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to be closed, provided that when used in connection with a Eurodollar Advance, the term shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

CAPITAL LEASE OBLIGATIONS means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, (a) which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, or (b) which lease does not qualify as a Tax Operating Lease. For purposes of this definition, TAX OPERATING LEASE means any SYNTHETIC LEASE, and any other lease (i) that is treated as a lease for purposes of the Code, and (ii) the lessor under which is treated as the owner of the assets subject to the lease for purposes of the Code.

CAPITAL STOCK means, as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

CHANGE IN LAW means (i) the adoption of any law, rule or regulation after the Effective Date, (ii) the issuance or promulgation after the Effective Date of any directive, guideline or request from any Governmental Authority (whether or not having the force of law), or (iii) any change after the Effective Date in the interpretation of any existing law, rule, regulation, directive, guideline or request by any Governmental Authority charged with the administration thereof.

CODE means the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

COMMON EQUITY means the sum of (i) the aggregate par value of outstanding common stock issued by the Borrower, (ii) capital contributions from Persons to provide funds to finance the business of the Borrower, (iii) other capital paid-in to provide funds to finance the business of the Borrower, (iv) plus any earned surplus or less any deficit, attributable to the Borrower.

COMPLIANCE CERTIFICATE has the meaning set forth in Section
7.1(c).

CONSOLIDATED CAPITALIZATION means at any time an amount equal to the sum of (a) Consolidated Stockholders' Equity and (b)
Consolidated Funded Debt, in each case as of such time.

CONSOLIDATED DEBT means at any time the consolidated Debt of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP.

CONSOLIDATED FUNDED DEBT means at any time Consolidated Debt that is, at such time, Funded Debt.

CONSOLIDATED STOCKHOLDERS' EQUITY means at any time the consolidated stockholders' equity of the Borrower and its consolidated Subsidiaries less their consolidated Mandatorily
Redeemable Obligations (except to the extent deducted in determining such consolidated stockholders' equity), in each case as of such time.

CONVERSION DATE means the date on which: (i) a Eurodollar Advance is converted to an ABR Advance, (ii) an ABR Advance is converted to a Eurodollar Advance or (iii) a Eurodollar Advance is converted to, or continued as, a new Eurodollar Advance.

DEBT means, as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness in respect of the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iv) obligations with respect to any conditional sale or title retention agreement, (v) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment thereof, (vi) liabilities secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business), even though such Person has not assumed or otherwise become liable for the payment thereof, (vii) Capital Lease Obligations, and (viii) all Guarantees by such Person of Debt of others. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.

DEFAULT means any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or any other condition, would, unless cured or waived, become an Event of Default.

DOLLARS and "$" mean lawful currency of the United States.

EFFECTIVE DATE means the date on which the conditions set forth in Article 5 have been satisfied (or waived in accordance with Section 11.1).

ELIGIBLE INSTITUTION means (i) any commercial bank, trust company, banking association, insurance company, financial institution, mutual fund or pension fund acceptable to the Administrative Agent, (ii) any Lender or any Affiliate or Subsidiary thereof, or (iii) any commercial bank, trust company or banking association having undivided capital surplus and retained earnings exceeding $100,000,000.

ENVIRONMENTAL LAWS means any laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous or toxic substance, material, waste or other pollutants (including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, radioactive materials or any other regulated substance or waste) or to health and safety matters.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

ERISA AFFILIATE means any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, Sections 414(m) or (o) of the Code) of which the Borrower or any Subsidiary is a member.

ERISA EVENT means (i) a "reportable event", as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period is waived), (ii) the existence with respect to any Pension Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to
Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

EURODOLLAR ADVANCES means, collectively, the Revolving Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

EURODOLLAR RATE means, with respect each Eurodollar Advance, a rate of interest per annum, as determined by the Administrative Agent,obtained by dividing (and then rounding to the nearest 1/100 of 1% or, if there is no nearest 1/100 of 1%, then to the next higher 1/100 of 1%):

(a) the rate per annum for deposits having a maturity most nearly comparable to the Interest Period in respect of such Eurodollar Advance in Dollars which appears on page 3750 of the Dow Jones Telerate Service (or any successor page thereof, or if such a rate does not appear on page 3750 of the Dow Jones Telerate Service (or such successor page), on any recognized substitute for the Dow Jones Telerate Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, or, if such rate does not appear on such Page 3750 (or on any such successor or substitute page, or any successor to or substitute for such Dow Jones Telerate Service) at such time for any reason, then the rate, as determined by the Administrative Agent, equal to the rate, as reported by BNY to the Administrative Agent, quoted by BNY to leading banks in the London interbank eurodollar market as the rate at which BNY is offering dollar deposits in an amount approximately equal to its Revolving Percentage of such Eurodollar Advance and having a period to maturity approximately equal to the Interest Period applicable to such Eurodollar Advance at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, by

(b) a number equal to 1.00 minus the aggregate of the then stated maximum rates during such Interest Period of all reserve requirements (including marginal, emergency, supplemental and special reserves), expressed as a decimal, established by the Board of Governors and any other banking authority to which BNY and other major money center banks chartered under the laws of the United States or any State thereof are subject, in respect of eurocurrency funding (currently referred to as "eurocurrency liabilities" in Regulation D) without benefit of credit for proration, exceptions or offsets which may be available from time to time to BNY.

EVENT OF DEFAULT has the meaning set forth in Section 9.1.

FACILITY FEE has the meaning set forth in Section 3.2(a).

FEDERAL FUNDS EFFECTIVE RATE means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by BNY as determined by BNY and reported to the Administrative Agent.

FINANCIAL OFFICER means, as to any Person, the chief financial officer of such Person or such other officer as shall be satisfactory to the Administrative Agent.

FUNDED DEBT means, with respect to any Person, Debt of such Person having a final maturity date more than one year after the date of issuance, incurrence or assumption thereof by such Person, including the current portion of any such Debt and including Debt that is renewable or extendible, at the option of the obliger, to a date more than one year after the date of issuance, incurrence or assumption thereof.

GAAP means generally accepted accounting principles as in effect from time to time in the United States.

GOVERNMENTAL AUTHORITY means any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

GUARANTEE of or by any Person means any obligation, contingent or otherwise, of the guarantor guaranteeing or in effect guaranteeing any return on any investment made by another Person, or any Debt, lease, dividend or other obligation of any other
Person in any manner, whether directly or indirectly.

INDEMNIFIED TAX means as to any Person, any Tax, except any income tax or franchise tax imposed on all or part of the net income or net profits of such Person and any interest, fees or penalties for late payment thereof imposed on such Person.

INTEREST PERIOD means, as to each Eurodollar Advance, the period commencing on, as the case may be, the Borrowing Date or Conversion Date with respect thereto and ending one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Request or Notice of Conversion.

LIEN means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

LOAN DOCUMENTS means, collectively, this Agreement, the Notes, and all other agreements, instruments and documents executed or delivered in connection herewith.

MANAGING PERSON means, with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner, (iv) a general partnership or a limited liability partnership, its managing partner or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

MANDATORILY REDEEMABLE OBLIGATION means, as applied to a Person, an obligation of such Person to the extent that it is redeemable, payable or required to be purchased or otherwise retired or extinguished (a) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (b) at the option of any person other than such person or (c) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings.

MARGIN STOCK has the meaning set forth in Regulation U of the Board of Governors.

MATERIAL ADVERSE means, with respect to any change or effect, a material adverse change in, or effect on, as the case may be, (i) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, (iii) the rights of, or benefits available to, the Administrative Agent and the Lenders under the Loan Documents, or (iv) the legality or enforceability of any Loan Document.

MINIMUM AMOUNT means in respect of both ABR Advances and Eurodollar Advances $500,000 or a whole multiple of $100,000 in excess thereof.

MULTIEMPLOYER PLAN means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

NOTES means with respect to each Lender in respect of such Lender's Revolving Loans, a promissory note, substantially in the form of Exhibit A, payable to the order of such Lender, each such promissory note having been made by the Borrower and dated the Effective Date, including all replacements thereof and substitutions therefor.

NOTICE OF CONVERSION has the meaning set forth in Section 3.3(a).

OBLIGATIONS means, collectively, all of the obligations and liabilities of the Borrower under the Loan Documents, in each case whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Event of Default under
Section 9.1(g) or (h) and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

ORGANIZATIONAL DOCUMENTS means as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

OTHER TAXES means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, registration or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to, the Loan Documents.

PAYMENT OFFICE means the office of the Administrative Agent set forth in Section 11.2(b).

PBGC means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental
Authority succeeding to the functions thereof.

PENSION PLAN means, at any date of determination, any employee pension benefit plan (other than a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were in whole or in part, the responsibility of the Borrower or any ERISA Affiliate.

PERSON means a natural person, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of ERISA AFFILIATE a trade or business.

PRIME RATE means the rate of interest per annum publicly announced in New York City by BNY from time to time as its prime commercial lending rate, such rate to be adjusted automatically
(without notice) on the effective date of any change in such publicly announced rate.

RELATED PARTIES means, with respect to any Person, such Person's
Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

REQUIRED LENDERS means, at any time, one or more Lenders having unused Revolving Commitments and Revolving Exposures greater than or equal to 51% of the sum of the unused Revolving Commitments and the Aggregate Revolving Exposure.

REVOLVING COMMITMENT means, in respect of any Lender, the maximum amount of such Lender's Revolving Exposure as set forth on the signature page of such Lender adjacent to the heading REVOLVING COMMITMENT or in an Assignment and Acceptance Agreement or other document pursuant to which it became a Lender, as such amount may be adjusted from time to time in accordance herewith.

REVOLVING EXPOSURE means, with respect to any Lender as of any date, the sum as of such date of the outstanding principal balance of such Lender's Revolving Loans.

REVOLVING LOAN and REVOLVING LOANS have the meaning set forth in
Section 2.1.

REVOLVING LOAN MATURITY DATE means the 364th day from the date of this Agreement, or such earlier date on which the Notes shall become due and payable, whether by acceleration or otherwise.

REVOLVING PERCENTAGE means, as of any date and with respect to each Lender, the percentage equal to a fraction (i) the numerator of which is the Revolving Commitment of such Lender on such date (or, if there are no Revolving Commitments on such date, on the last date upon which one or more Revolving Commitments were in effect), and (ii) the denominator of which is sum of the Revolving Commitments of all Lenders on such date (or, if there are no Revolving Commitments on such date, on the last date upon which one or more Revolving Commitments were in effect).

SEC means the United States Securities and Exchange Commission or any successor agency.

SEC REPORTS means the Borrower's periodic and current reports pursuant to the Securities Exchange Act, filed with the SEC prior to the Effective Date.

SECURITIES EXCHANGE ACT means the Securities Exchange Act of
1934, as amended from time to time.

SPECIAL COUNSEL means Emmet, Marvin & Martin, LLP, as, or such other counsel selected by the Administrative Agent as, special counsel to the Administrative Agent hereunder.

SUBSIDIARY means, with respect to any Person (the parent) at any date, any other Person (i) the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent. Unless otherwise qualified, all references to SUBSIDIARY or to SUBSIDIARIES in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

TAX means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

TERMINATING BANK DEBT has the meaning set forth in Section 5.6.

TOTAL PERCENTAGE means, as of any date and with respect to each Lender, the percentage equal to a fraction (i) the numerator of which is the sum of the Revolving Commitment of such Lender on such date (or, if there are no Revolving Commitments on such date, such Lender's Revolving Exposure on such date), and (ii) the denominator of which is the Aggregate Revolving Commitment on such date (or, if there are no Revolving Commitments on such date, the Aggregate Revolving Exposure on such date).

WHOLLY OWNED means, with respect to any Subsidiary of any Person, 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

WITHDRAWAL LIABILITY means, with respect to any Person, liability of such Person to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2. Accounting Terms

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement (or such other items as the Administrative Agent may reasonably request) setting forth a reconciliation between calculations of such ratio or requirement before and after giving effect to such change.

1.3. Rules of Interpretation

(a) Unless expressly provided in a Loan Document to the contrary,
(i)the words "hereof," "herein," "hereto" and "hereunder" and similar words when used in each Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, (ii) article, section, subsection, schedule and exhibit references contained therein shall refer to article, section, subsection, schedule and exhibit thereof or thereto, (iii) the words "include" and "including" are not words of limitation, (iv) any definition of, or reference to, any agreement, instrument, certificate or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (v) any reference herein to any Person shall be construed to include such Person's successors and assigns, (vi) the words "asset" and "property" shall be construed to have the same meaning and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) words in the singular number include the plural, and words used therein in the plural include the singular, (viii) any reference to a time shall refer to such time in New York City, (ix) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding," and (x) references therein to a fiscal period shall refer to that fiscal period of the Borrower.

(b) Article and Section headings have been inserted in the Loan
Documents for convenience only and shall not be construed to be a part thereof.

2. AMOUNT AND TERMS OF REVOLVING LOANS

2.1. Revolving Loans

Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (each a "Revolving Loan" and, as the context may require, collectively with all other Revolving Loans of such Lender and with the Revolving Loans of all other Lenders, the "Revolving Loans") to the Borrower from time to time on any Business Day during the period from the Effective Date to the Business Day next preceding the Revolving Loan Maturity Date, provided that after giving effect thereto (i) such Lender's Revolving Exposure would not exceed such Lender's Revolving Commitment, and (ii) the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment. During such period, the Borrower may borrow, prepay in whole or in part and reborrow under the Revolving Commitments, all in accordance with the terms and conditions of this Agreement. The outstanding principal balance of each Revolving Loan shall be due and payable on the Revolving Loan Maturity Date.

2.2. Procedure for Borrowing

(a) Borrowing Request. To request a Revolving Loan, the Borrower shall notify the Administrative Agent by the delivery of a Borrowing Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Borrowing Request manually signed by the Borrower), no later than 11:00 a.m., three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Advances, and 11:00 a.m. on the requested Borrowing Date, in the case of ABR Advances, specifying
(A) the aggregate principal amount to be borrowed, (B) the requested Borrowing Date, (c) whether such borrowing is to consist of one or more Eurodollar Advances, ABR Advances, or a combination thereof and (D) if the Revolving Loan is to consist of one or more Eurodollar Advances, the amount and length of the Interest Period for each Eurodollar Advance. The amount of each
(i) Eurodollar Advance to be made on a Borrowing Date, when aggregated with all amounts to be converted to, or continued as, a Eurodollar Advance on such date and having the same Interest Period as such first Eurodollar Advance, shall equal the Minimum Amount and (ii) each ABR Advance made on each Borrowing Date shall equal the Minimum Amount or, if less, the unused portion of the Aggregate Revolving Commitment.

(b) Funding by Lenders. Upon receipt of each Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Revolving Percentage of the requested Revolving Loans available to the Administrative Agent for the account of the Borrower at the Payment Office not later than 12:00 noon on the relevant Borrowing Date requested by the Borrower, in funds immediately available to the Administrative Agent at such office. The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, be made available on such date to the Borrower by the Administrative Agent at the Payment Office by crediting the account of the Borrower on the books of the Administrative Agent at such office with the aggregate of said amounts (in like funds) received by the Administrative Agent.

(c) Failure to Fund. Unless the Administrative Agent shall have received notice prior to a proposed Borrowing Date (or, in the case of a borrowing of ABR Advances, prior to 12:00 noon on such Borrowing Date) from a Lender (by telephone or otherwise, such notice to be promptly confirmed by facsimile or other writing) that such Lender will not make available to the Administrative Agent such Lender's share of the requested Revolving Loans, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section and, in reliance upon such assumption, make available to the Borrower on such Borrowing
Date a corresponding amount. If and to the extent such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower to the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the interest rate otherwise applicable to such Revolving Loan, and, in the case of such Lender, at a rate of interest per annum equal to the Federal Funds Effective Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Loan as part of the relevant borrowing for purposes of this Agreement. The failure of any Lender to provide such Lender's share of the requested Loans shall not relieve any other Lender of its obligations hereunder to provide its share of the requested Revolving Loans.

2.3. Termination or Reduction of Revolving Commitments

(a) Voluntary Termination or Reductions. The Borrower may, upon at least three Business Days' prior written notice to the Administrative Agent, (A) at any time when the Aggregate Revolving Exposure shall be zero, terminate all of the Revolving Commitments, and (B) at any time and from time to time when the Aggregate Revolving Commitment shall exceed the Aggregate Revolving Exposure (after giving effect to any contemporaneous payment or payment of Revolving Loans), permanently reduce the Aggregate Revolving Commitment by a sum not greater than the amount of such excess, provided, however, that each such partial reduction shall be in the amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(b) Reductions in General. Each reduction of the Aggregate Revolving Commitment shall be made by reducing each Lender's Revolving Commitment by an amount equal to such Lender's Revolving Percentage of such reduction. Simultaneously with each reduction of the Aggregate Revolving Commitment, the Borrower shall pay the Revolving Commitment Fee accrued on the amount by which the Aggregate Revolving Commitment has been reduced.

2.4. Prepayments of the Revolving Loans

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay all or any portion of the Revolving Loans without premium or penalty (but subject to Section 3.5), by delivering to the Administrative Agent an irrevocable written notice thereof no later than 12:00 noon on the proposed prepayment date, in the case of Revolving Loans consisting of ABR Advances, and at least three Business Days prior to the proposed prepayment date, in the case of Revolving Loans consisting of Eurodollar Advances, specifying whether the Revolving Loans to be prepaid consist of ABR Advances, Eurodollar Advances, or a combination thereof, the amount to be prepaid and the date of prepayment, whereupon the amount specified in such notice shall be due and payable on the date specified. Upon receipt of each such notice, the Administrative Agent shall promptly notify each Lender thereof. Each partial prepayment of the Revolving Loans pursuant to this subsection shall be in an amount equal to the Minimum Amount, or, if less, the outstanding principal balance of the Revolving Loans. After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a borrowing, a conversion or a continuation) on the same date and which had the same Interest Period, the outstanding principal balance of such Eurodollar Advances shall equal or exceed (subject to Section 3.3) the Minimum Amount.

(b) Other Mandatory Prepayments. Simultaneously with each reduction or termination of the Aggregate Revolving Commitment, the Borrower shall prepay the Revolving Loans by an amount equal to the lesser of (A) the aggregate outstanding principal balance of the Revolving Loans, or (B) the excess of the aggregate outstanding principal balance of the Revolving Loans over the Aggregate Revolving Commitment as so reduced or terminated.

(c) Accrued Interest. Simultaneously with each prepayment of a Revolving Loan, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment.

2.5. Payments; Pro Rata Treatment and Sharing of Set-offs

(a) Payments Generally. (i) Except as provided below, all payments, including prepayments, of principal and interest on the Revolving Loans, of the Facility Fee and of all other amounts to be paid by the Borrower under the Loan Documents shall be made to the Administrative Agent, prior to 1:00 p.m. on the date such payment is due, for the account of the applicable Lenders at the Payment Office, in Dollars and in immediately available funds, without set-off, offset, recoupment or counterclaim. The failure of the Borrower to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 1:00 p.m.
on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on amounts outstanding on the Revolving Loans. As between the Borrower, the Administrative Agent and each Lender, any payment by the Borrower to the Administrative Agent for the account of such Lender shall be deemed to be payment by the Borrower to such Lender. Notwithstanding the foregoing, all payments pursuant to Sections 3.5, 3.6, 3.7, and 11.4 shall be paid directly to the Person entitled thereto. If any payment under the Loan Documents shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided with respect to Interest Periods) shall be extended to the next Business Day and (except with respect to payments in respect of fees) interest shall be payable at the applicable rate specified herein during such extension, provided, however, that if such next Business Day would be after the Revolving Loan Maturity Date, such payment shall instead be due on the immediately preceding Business Day.

(ii) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (A) first, towards payment of interest and fees then due under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (B) second, towards payment of principal then due under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(b) Set-off. In addition to any rights and remedies of the Administrative agent and the Lenders provided by law, upon and after the acceleration of all the obligations of the Borrower under the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under Sections 9.1(a) or (b), the Administrative Agent and each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrower to the Administrative Agent or such Lender any amount owing from the Administrative Agent or such Lender to the Borrower, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by the Administrative Agent or any Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower, or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Administrative Agent or such Lender prior to the making, filing or issuance, or service upon the Administrative Agent or such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

(c) Adjustments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in respect of the principal of or interest on its Revolving Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of, or accrued interest on, such Revolving Loans than the proportion received by any other Lender, then the Lender receiving such greater proportion shall promptly purchase, at face value for cash, participations in the Revolving Loans to the extent necessary so that the benefit of such payment shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, provided, however, that (i) if all or any portion of such payment is thereafter recovered, such participations shall be rescinded and the purchase price returned, in each case to the extent of such recovery, and (ii) the provisions of this Section 2.6 (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.6 (c) shall apply). The Borrower agrees that any Lender that purchased a participation pursuant to this subsection may exercise such rights to payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

3. INTEREST, FEES, YIELD PROTECTIONS, ETC.

3.1. Interest Rate and Payment Dates

(a) Advances. Each (i) ABR Advance shall bear interest at a rate per annum equal to the Alternate Base Rate and (ii) Eurodollar Advance shall bear interest at a rate per annum equal to the Eurodollar Rate for the applicable Interest Period plus the Applicable Margin.

(b) Event of Default; Late Charges. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default under Section 9.1(a) or 9.1(b), the outstanding principal balance of the Revolving Loans shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable to such Revolving Loans as provided in subsection (a) above. If any interest, fee or other amount payable under the Loan Documents is not paid when due (whether at the stated maturity thereof, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Alternate Base Rate plus 2%, from the date of such nonpayment until paid in full (whether before or after the entry of a judgment thereon). All such interest shall be payable on demand.

(c) Payment of Interest. Except as otherwise provided in subsection (b) above, interest shall be payable in arrears on the following dates and upon each payment (including prepayment) of the Revolving Loans:

     (i) in the case of an ABR Advance, on the last Business Day of each March, June, September and December commencing on the first of such days to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance;

     (ii) in the case of a Eurodollar Advance, on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than three months, the last Business Day of each three month interval occurring during such Interest Period; and

     (iii) in the case of all Advances and all Revolving Loans, the Revolving Loan Maturity Date.

(d) Computations. Interest on (i) ABR Advances to the extent based on the Prime Rate shall be calculated on the basis of a 365 or 366-day year (as the case may be), and (ii) ABR Advances to the extent based on the Federal Funds Effective Rate and on Eurodollar Advances shall be calculated on the basis of a 360-day year, in each case for the actual number of days elapsed. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the Prime Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Revolving Loans in the amounts and on the dates required. Each determination of a rate of interest by the Administrative Agent pursuant to the Loan Documents shall be conclusive and binding on all parties hereto absent manifest error. The Borrower acknowledges that to the extent interest payable on ABR Advances is based on the Prime Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the Prime Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

3.2. Fees

(a) Facility Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender's Revolving Percentage, a fee (the Facility Fee,), during the period from the Effective Date through the Revolving Loan Maturity Date, at a rate per annum equal to 0.15% on the average daily Aggregate Revolving Commitment, regardless of usage. The Facility Fee shall be payable (i) quarterly in arrears on the last Business Day of each March, June, September and December during such period, commencing on the first such day following the Effective Date, (ii) on the date of any reduction in the Aggregate Revolving Commitment (to the extent of such reduction) and (iii) on the Revolving Loan Maturity Date. The Facility Fee shall be calculated on the basis of a 365-day or 366-day year, as the case may be.

(b) Administrative Agent's Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.

3.3. Conversions

(a) The Borrower may elect from time to time to convert one or more Eurodollar Advances to ABR Advances by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, specifying the amount to be converted, provided, that any such conversion of Eurodollar Advances shall only be made on the last day of the Interest Period applicable thereto. In addition, the Borrower may elect from time to time to (i) convert ABR Advances comprising all or a portion of Revolving Loans to Eurodollar Advances and
(ii) continue Eurodollar Advances as new Eurodollar Advances by selecting a new Interest Period therefor, in each case by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, in the case of a conversion to, or continuation of, Eurodollar Advances, specifying the amount to be so converted or continued and the initial Interest Period relating thereto, provided that any such conversion of ABR Advances to Eurodollar Advances shall only be made on a Business Day and any such continuation of Eurodollar Advances as new Eurodollar Advances shall only be made on the last day of the Interest Period applicable to the Eurodollar Advances which are to be continued as such new Eurodollar Advances. Each such notice (a Notice of Conversion,) shall be substantially in the form of Exhibit C, shall be irrevocable and shall be given by facsimile (confirmed promptly, and in any event within five Business Days, by the delivery to the Administrative Agent of a Notice of Conversion manually signed by the Borrower). The Administrative Agent shall promptly provide the Lenders with notice of each such election. Advances may be converted or continued pursuant to this
Section 3.3 in whole or in part, provided that the amount to be converted to, or continued as, each Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with Section 2.2 and having the same Interest Period as such first Eurodollar Advance, shall equal the Minimum Amount.

(b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, the Borrower shall have no right to elect to convert any existing ABR Advance to a new Eurodollar Advance or to continue any existing Eurodollar Advance as a new Eurodollar Advance. In such event, all ABR Advances shall be automatically continued as ABR Advances and all Eurodollar Advances shall be automatically converted to ABR Advances on the last day of the current Interest Period applicable to such Eurodollar Advance.

(c) Each conversion or continuation shall be effected by each Lender by applying the proceeds of its new ABR Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that any such conversion or continuation shall not constitute a borrowing for purposes of Articles 4, 5 or 6).

3.4. Concerning Interest Periods

(a) No Interest Period selected shall end after the Revolving
Loan Maturity Date.

(b) With respect to Eurodollar Advances, any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

(c) If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

(d) If the Borrower shall have failed to timely elect a Eurodollar Advance under Section 2.2 or 3.3, as the case may be, in connection with any borrowing of, conversion to, or continuation of, a Eurodollar Advance, such borrowing or such Advance requested to be converted to, or continued as, a Eurodollar Advance shall thereafter be an ABR Advance until such time, if any, as the Borrower shall elect a new Eurodollar Advance pursuant to Section 3.3.

(e) The Borrower shall not be
permitted to have more than five Eurodollar Advances outstanding at any one time, it being agreed that each borrowing of a Eurodollar Advance pursuant to a single Borrowing Request shall constitute the making of one Eurodollar Advance for the purpose of calculating such limitation.

3.5. Funding Loss

Notwithstanding anything contained herein to the contrary, if the Borrower shall fail to borrow, convert or continue a Eurodollar Advance on a Borrowing Date or Conversion Date after it shall have given notice to do so in which it shall have requested a Eurodollar Advance, or if a Eurodollar Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a Eurodollar Advance is outstanding, any repayment or prepayment of such Eurodollar Advance is made for any reason (including as a result of acceleration or illegality) on a date which is prior to the last day of the Interest Period applicable thereto, the Borrower agrees to indemnify each Lender against, and to pay on demand directly to such Lender the amount (calculated by such Lender using any reasonable method chosen by such Lender which is customarily used by such Lender for such purpose) equal to any loss or out-of pocket expense suffered by such Lender as a result of such failure to borrow convert, or continue, or such termination, repayment or prepayment, including any loss, cost or expense suffered by such Lender in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Advance or redeploying funds prepaid or repaid, in amounts which correspond to such Eurodollar Advance and any reasonable internal processing charge customarily charged by such Lender in connection therewith.

3.6. Increased Costs; Illegality, etc.

(a) Increased Costs. If any Change in Law shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender in respect of its Eurodollar Advances which is not otherwise included in the determination of a Eurodollar Rate and the result thereof is to increase the cost to any Lender of making, renewing, converting or maintaining its Eurodollar Advances or its commitment to make such Eurodollar Advances, or to reduce any amount receivable under the Loan Documents in respect of its Eurodollar Advances, then, in any such case, the Borrower shall pay such Lender such additional amounts as is sufficient to compensate such Lender for such additional cost or reduction in such amount receivable which such Lender deems to be material as determined by such Lender.

(b) Capital Adequacy. If any Lender determines that any Change in Law relating to capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, on the Revolving Loans to a level below that which such Lender (or its holding company) would have achieved or would thereafter be able to achieve but for such Change in Law (after taking into account such Lender's (or such holding company's) policies regarding capital adequacy), the Borrower shall pay to such Lender (or such holding company) such additional amount or amounts as will compensate such lender (or such holding company) for such reduction.

(c) Illegality. Notwithstanding any other provision hereof, if any Lender shall r easonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for such Lender to make or maintain any Eurodollar Advance as contemplated by this Agreement, such Lender shall promptly notify the Borrower and the Administrative Agent thereof, and (i) the commitment of such Lender to make such Eurodollar Advances or convert ABR Advances to Eurodollar Advances shall forthwith be suspended, (ii) such Lender shall fund its portion of each requested Eurodollar Advance as an ABR Advance and (iii) such Lender's Revolving Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to ABR Advances on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required by law. The commitment of any such Lender with respect to Eurodollar Advances shall be suspended until such Lender shall notify the Administrative Agent and the Borrower that the circumstances causing such suspension no longer exist. Upon receipt of such notice by each of the Administrative Agent and the Borrower, such Lender's commitment to make or maintain Eurodollar Advances shall be reinstated.

(d) Substituted Interest Rate. In the event that (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market either adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 3.1 or (ii) the Required Lenders shall have notified the Administrative Agent that they have determined (which determination shall be conclusive and binding on the Borrower) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Revolving Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion or continuation of any portion of the Advances into or of Eurodollar Advances (each, an Affected Advance,), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Borrowing Date or Conversion Date for such Affected Advances. If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as ABR Advances, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to ABR Advances and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Advances. Until any notice under clauses (i) or (ii), as the case may be, of this subsection (d) has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (x) the Administrative Agent having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate pursuant to Section 3.1 or (y) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) Affected Advances), no further Eurodollar Advances shall be required to be made by the Lenders, nor shall the Borrower have the right to convert all or any portion of the Revolving Loans to or as Eurodollar Advances.

(e) Payment; Certificates. Each payment pursuant to subsections
(a) or (b) above shall be made within 10 days after demand therefor, which demand shall be accompanied by a certificate of the Lender demanding such payment setting forth the calculations of the additional amounts payable pursuant thereto. Each such certificate shall be conclusive absent manifest error. No failure by any Lender to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time.

3.7. Taxes

(a) Payments Free of Taxes. All payments by or on account of the Borrower under any Loan Document to or for the account of a Lender shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or fut ure Indemnified Taxes or Other Taxes, provided that if the Borrower or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding in respect of such Indemnified Tax or Other Tax from any amount required to be paid by the Borrower to or on behalf of any Lender under any Loan Document (each, a Required Payment,), then (i) the Borrower shall notify the Administrative Agent and such Lender of any such requirement or any change in any such requirement as soon as the Borrower becomes aware thereof, (ii) the Borrower shall pay such Indemnified Tax or Other Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on the Borrower) for its own account or (to the extent that the liability to pay is imposed on such Lender) on behalf and in the name of such Lender, (iii) the Borrower shall pay to such Lender an additional amount such that such Lender shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been made or required, and (iv) the Borrower shall, within 30 days after paying such Indemnified Tax or Other Tax, deliver to the Administrative Agent and such Lender satisfactory evidence of such payment to the relevant Governmental Authority.

(b) Reimbursement for Taxes and Other Taxes Paid by Lenders. The Borrower shall reimburse each Lender, within ten days after written demand therefor, for the full amount of all Indemnified Taxes or Other Taxes paid by such Lender on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.7) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any such penalties, interest or expenses that are incurred by such Lender's unreasonably taking or omitting to take action with respect to such Indemnified Taxes or Other Taxes), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error. In the event that any Lender determines that it received a refund or credit for Indemnified Taxes or Other Taxes paid by the Borrower under this
Section 3.7, such Lender shall promptly notify the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit.

3.8. Mitigation; Replacement Lenders

(a) Changes of Lending Offices. If any Lender (or its holding company, if any) requests compensation under Section 3.6(a) or
(b) or if the Borrower is required to pay an additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7, such Lender will, upon the request of the Borrower, use reasonable efforts (subject to its overall policy considerations) to designate a different lending office for funding or booking its Revolving Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in its good faith judgment, such designation or assignment (i) would eliminate or reduce future amounts payable under Section 3.6(a) or (b) or Section 3.7, as the case may be, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender. The Borrower agrees to pay the reasonable costs and expenses incurred in connection with any such designation or assignment and the Administrative Agent agrees that no assignment fee shall be payable to it pursuant to
Section 11.5(b) in connection therewith. Nothing in this Section
3.8 shall affect or postpone any of the obligations of the Borrower to make the payments required to a Lender under Section 3.6(a) or (b) or Section 3.7, incurred prior to any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender (or its holding company, if any) requests compensation under Section 3.6(a) or
(b) or if the Borrower is required to pay an additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.7, or (ii) any Lender shall give any notice to the Borrower or the Administrative Agent pursuant to
Section 3.6(c), then, in each such case, provided that no Default shall then exist and be continuing, during the 90 day period after the receipt of such request, the Borrower at its sole cost, expense and effort may, upon notice to the Administrative Agent, require Lender to assign (in accordance with and subject to the restrictions contained in Section 11.5) all of its rights and obligations under the Loan Documents to any other Lender (or affiliate thereof), or any other Eligible Institution identified by the Borrower if such other Lender (or affiliate thereof) or such Eligible Institution agrees to assume all of the obligations of such Lender for consideration equal to the outstanding principal amount of such Lender's Revolving Loans and all unreimbursed sums paid by such Lender under Section 3.6(a) or
(b)or Section 3.7, together with interest thereon to the date of such transfer and all other amounts payable under the Loan Documents to such Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts which would be payable under Section 3.5 as if all of such Lender's Revolving Loans were being prepaid in full on such date). In the event of a transfer to any other Eligible Institution, subject to the satisfaction of the conditions of Section 11.5, such Eligible Institution shall such Eligible Institution shall be a "Lender" for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in Sections 3.5, 3.6(b), ll.l(a) and 11.4 (without duplication of any payments made to such Lender by the Borrower or such other Eligible Institution) shall survive for the benefit of any Lender replaced under this Section with respect to the time prior to such replacement. In connection with any transfer pursuant to this subsection, the Borrower shall be obligated to pay the assignment fee referred to in
Section 11.5(b).

3.9. Register

The Administrative Agent will maintain a register for the recordation of the names and addresses of the Lenders and the Revolving Commitments of, and principal amount of the Revolving Loans owing to, each Lender (the Register,). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and each Lender may treat each party whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

4. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, and to induce the Lenders to make the Revolving Loans, the Borrower makes the following representations and warranties to the Administrative Agent and the Lenders:

4.1. Organization and Power

The Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(ii) has all requisite power and authority to own its property and to carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted therein or the property owned by it therein makes such qualification necessary, except where such failure to qualify or be in good standing could not reasonably be expected to result in a Material Adverse effect.

4.2. Authorization; Enforceability

The execution, delivery and performance of this Agreement are within the corporate powers of the Borrower and have been duly authorized by its Managing Person and, if required, by any other Person including holders of its Capital Stock. Each Loan Document has been validly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3. Approvals; No Conflicts

The execution, delivery and performance of this Agreement by the Borrower (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law, rule or regulation or the Organizational Documents of the Borrower or any order of any Governmental Authority, and (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower.

4.4. Financial Condition; No Material Adverse Change

(a) The Borrower has heretofore furnished to each Lender a copy of (A)the audited consolidated balance sheet of the Borrower and Subsidiaries as of September 30, 1997, and the related statements of income, cash flows, capitalization and shareholders' equity as of and for the fiscal year then ended, and (B) a copy of the unaudited consolidated balance sheet of the Borrower and Subsidiaries as of March 31, 1998, and the related statements of income and cash flows for the three-month and six-month periods then ended. Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited statements referred to above. Except as fully reflected in such financial statements, there are no material liabilities or obligations with respect to the Borrower or any Subsidiary of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

(b) Since March 31, 1998, the Borrower has conducted its business only in the ordinary course and there has been no Material
Adverse change.

4.5. Properties

The Borrower has good and marketable title to, or valid leasehold interests in, all of its property, real and personal, material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

4.6. Litigation

Except as disclosed in the SEC Reports, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary, or maintained by the Borrower or any Subsidiary or which may affect the property of the Borrower or any Subsidiary, that, in the good faith opinion of the Borrower, would reasonably be expected to have an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse effect.

4.7. Compliance with Laws and Agreements; No Default

Except as disclosed in the SEC Reports, the Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, all Environmental Laws) and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse effect. No Default has occurred and is continuing or would result from the incurrence of the obligations by the Borrower under the Loan Documents.

4.8. Investment Companies and other Regulated Entities

The Borrower is not an INVESTMENT COMPANY or a company controlled by an INVESTMENT COMPANY as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

4.9. Federal Reserve Regulations

(a) Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. After giving effect to the making of each Revolving Loan, Margin Stock will constitute less than 25% of the assets (as determined by any reasonable method) of the Borrower and its Subsidiaries.

(b) No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation U or X of the Board of Governors.

4.10. ERISA

Each Pension Plan is in compliance with ERISA and the Code, where applicable, in all material respects and no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse effect.

4.11. Taxes

The Borrower and each Subsidiary has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid, or caused to be paid, all Taxes required to have been paid by it except (i) Taxes being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves, and (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse effect.

5. CONDITIONS PRECEDENT TO EFFECTIVENESS AND FIRST REVOLVING
LOANS

In addition to the conditions precedent set forth in Article 6, the obligation of the Lenders to make the initial Revolving Loans shall not become effective until each of the following conditions precedent have been satisfied (or waived in accordance with Section 11.1):

5.1. Evidence of Action

The Administrative Agent shall have received a certificate, dated the Effective Date, of the Secretary or Assistant Secretary of the Borrower:

(a) attaching a true and complete copy of the resolutions of its Managing Person and of all other documents evidencing all necessary corporate action (in form and substance satisfactory to the Administrative Agent) taken to authorize the Loan Documents and the transactions contemplated thereby;

(b) attaching a true and complete copy of its Organizational
Documents; and

(c) setting forth the incumbency, title and a specimen signature of each of its officers who may sign the Loan Documents.

5.2. This Agreement

The Administrative Agent shall have received, in respect of each Person listed on the signature pages of this Agreement, either
(i) a counterpart signature page hereof signed on behalf of such Person, or (ii) written evidence satisfactory to the Administrative Agent (which may include a facsimile transmission of a signed signature page of this Agreement) that a counterpart signature page hereof has been signed on behalf of such Person.

5.3. Notes

The Administrative Agent shall have received a Note for each Lender, dated the Effective Date, executed by a duly authorized officer of the Borrower.

5.4. Opinion of Counsel

The Administrative Agent shall have received a favorable opinion of Mary J. Healey, General Counsel to the Borrower, addressed to the Administrative Agent and each of the Lenders, dated the Effective Date, substantially in the form of Exhibit E.

5.5. Approvals and Consents

All approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated by this Agreement have been obtained, all required notices have been given and all required waiting periods have expired.

5.6. Repayment of Bank Debt

The Borrower shall have made arrangements satisfactory to the Administrative Agent to fully repay all outstanding principal, accrued interest and fees and other sums due, under the Revolving Credit Agreement, dated as of July 23, 1997, between the Borrower and BNY (the TERMINATING BANK DEBT,), and such agreement shall have been terminated.

5.7. Fees

The Administrative Agent shall have received all fees and other amounts due and payable to the Administrative Agent under the Loan Documents on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of the fees and disbursements of Special Counsel and all other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

5.8. Other Documents

The Administrative Agent shall have received such other documents, each in form and substance reasonably satisfactory to it, as it shall reasonably request.

The Administrative Agent shall notify the Borrower and each Lender of the date upon which each of the conditions precedent set forth in this Section 5.1 have been satisfied (or waived in accordance with Section 11.1), and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.1) on or before June 30, 1998.

6. CONDITIONS PRECEDENT TO EACH REVOLVING LOAN

The obligation of each Lender to make any Revolving Loan under this Agreement shall be subject to the satisfaction of the following conditions precedent as of the date thereof:

6.1. Compliance

On each Borrowing Date and after giving effect to the Revolving Loan thereon (i) no Default shall have occurred or be continuing; and (ii) the representations and warranties contained in this Agreement shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date. Each Revolving Loan and each Borrowing Request therefor shall constitute a certification by the Borrower as of such Borrowing Date that each of the foregoing matters is true and correct in all respects.

6.2. Borrowing Request

The Administrative Agent shall have received a Borrowing Request, executed by a duly authorized officer of the Borrower.

6.3. Legal Impediments

Such Revolving Loan not be prohibited by any applicable law, rule or regulation.

7. AFFIRMATIVE COVENANTS

The Borrower agrees that, so long as any Revolving Commitment is in effect and until the principal of, and interest on, each Revolving Loan, all Fees and all other amounts payable under the Loan Documents shall have been paid in full:

7.1. Financial Statements and Information

The Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year, a copy of an audited consolidated balance sheet of the Borrower and Subsidiaries as of the end of such fiscal year, and the related statements of income, cash flows, capitalization and shareholders' equity as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by a report of a firm of independent certified public accountants of nationally recognized standing without a "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit; provided, however, that the Borrower may satisfy this requirement by delivering to the Administrative Agent and each Lender, within five days after the date of filing with the SEC, a copy of its Annual Report on Form 10-K as filed with the SEC pursuant to the Securities Exchange Act, together with a copy of any financial statements incorporated therein by reference, if the financial statements included or incorporated by reference therein would otherwise satisfy the requirements of this subsection.

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of a consolidated balance sheet of the Borrower and Subsidiaries as of the end of such quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, certified by one of its Financial Officers as presenting fairly in all material respects the consolidated financial condition and results of operations of the Borrower and Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that the Borrower may satisfy this requirement by delivering to the Administrative Agent and each Lender, within five days after the date of filing with the SEC, a copy of its Quarterly Report on Form 10-Q for such quarter as filed with the SEC pursuant to the Securities Exchange Act.

(c) concurrently with any delivery of financial statements under subsections (a) or (b) above, a certificate (a COMPLIANCE CERTIFICATE) of a Financial Officer of the Borrower, (i) as to whether a Default has occurred and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.3.

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(e) promptly following any request therefor, such other information regarding the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

7.2. Notice of Material Events

The Borrower shall furnish to the Administrative Agent and each Lender, prompt written notice of the following together with a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a) the occurrence of any Default; and

(b) the occurrence of any other development that has or could reasonably be expected to result in, a Material Adverse effect.

7.3. Existence; Conduct of Business

The Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) all rights, licenses, permits, privileges and franchises the absence of which would reasonably be expected to have a Material Adverse effect.

7.4. Payment of Obligations

The Borrower shall pay and discharge when due, its obligations, including obligations with respect to Taxes, which, if unpaid, could reasonably be expected to result in a Material Adverse effect, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse effect.

7.5. Maintenance of Properties

The Borrower shall maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted) at all times, all of its property other than property, the loss of which would not reasonably be expected to have a Material Adverse effect.

7.6. Books and Records: Inspection Rights

The Borrower shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and, at all reasonable times upon reasonable prior notice, permit representatives of the Administrative Agent and the Lenders to
(i) visit the offices of the Borrower, (ii) examine such books and records and accountants' reports relating thereto, (iii) make copies or extracts therefrom, and (iv) discuss the affairs of the Borrower with its officers.

7.7. Compliance with Laws

The Borrower shall comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so could not reasonably be expected to result in a Material Adverse effect.

7.8. Maintenance of Licenses

The Borrower shall do all things necessary to renew, extend and continue in effect all permits, licenses and authorizations which may at any time and from time to time be necessary to operate the business of the Borrower and the Subsidiaries in compliance with all applicable laws and regulations, the failure to comply with which could reasonably be expected to have a Material Adverse effect.

8. NEGATIVE COVENANTS

The Borrower agrees that, so long as any Commitment is in effect and until the principal of, and interest on, each Revolving Loan, all fees and all other amounts payable under the Loan Documents shall have been paid in full:

8.1. Fundamental Changes

The Borrower shall not (i) consolidate or merge into or with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or liquidate or dissolve, or (ii) sell, transfer or otherwise dispose of any of the Capital Stock of Yankee Gas Services Company, or permit Yankee Gas Services Company to consolidate or merge into or with any Person other than the Borrower, or sell, transfer, lease or otherwise dispose of all or substantially all of its assets, or liquidate or dissolve.

8.2. Use of Proceeds

The Borrower shall not use the proceeds of the Revolving Loans for any purpose other than to (i) repay the Terminating Bank Debt, (ii) pay fees due hereunder, (iii) pay the reasonable out-of-pocket fees and expenses incurred by the Borrower in connection with the Loan Documents and (iv) for the Borrower's general corporate purposes not inconsistent with the provisions hereof, including without limitation providing funds to non-regulated Subsidiaries, provided, however, that no part of such proceeds will be used, directly or indirectly, for a purpose which violates any law, including the provisions of Regulation T, U or X of the Board of Governors.

8.3. Financial Covenants

The Borrower shall not at any time:

(a) Equity Ratio. Permit the ratio of Common Equity to
Consolidated Capitalization to be less than 0.375 to 1; or

(b) Debt to Dividends Ratio. Permit the ratio of Consolidated
Debt (excluding Debt of Yankee Gas Services Company) to
Annualized Dividends to be more than 3 to 1.

9. DEFAULTS

9.1. Events of Default

The following shall each constitute an EVENT OF DEFAULT hereunder:

(a) the failure of the Borrower to make any payment of principal on any Revolving Loan when due and payable; or

(b) the failure of the Borrower to make any payment of interest, fees, expenses or other amounts payable under any Loan Document or otherwise to the Administrative Agent with respect to the loan facilities established hereunder within three Business Days of the date when due and payable; or

(c) the failure of the Borrower to observe or perform any covenant or agreement contained in clause (i) of Section 7.3 or
Article 8; or

(d) the failure of the Borrower to observe or perform any other term, covenant, or agreement contained in any Loan Document and such failure shall have continued unremedied for a period of 30 days after there shall have been given to the Borrower by the Administrative Agent or any Lender a written notice specifying such failure, requiring it to be remedied, and stating that such notice is a notice of Default; or

(e) any representation or warranty made by the Borrower (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

(f) any obligation of the Borrower (other than its obligations under the Loan Documents) for the payment of borrowed money exceeding an aggregate amount of $5,000,000 (i) becomes or is declared to be due and payable prior to the stated maturity thereof, or (ii) is not paid when due or within any grace period for the payment thereof, or there shall occur any default in the performance or observance of any other term, condition or agreement contained in such obligation or in any agreement relating thereto if the effect of such default is to cause or permit the holder or holders of such obligations to cause (with the giving of notice or lapse of time, or both) such obligation to become due prior to its stated maturity; or

(g) the Borrower shall (i) suspend or discontinue its business,
(ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction,
(viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or
(xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower; or

(h) an (i) order or decree is entered by a court having jurisdiction (A) adjudging the Borrower bankrupt or insolvent,
(B) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower under the bankruptcy or insolvency laws of any jurisdiction, (c) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or of any substantial part of the property of any thereof, or (D) ordering the winding up or liquidation of the affairs of the Borrower, and any such decree or order continues unstayed and in effect for a period of 45 days or (ii) order for relief is entered under the bankruptcy or insolvency laws of any jurisdiction or any other; or

(i) judgments or decrees against the Borrower or any Subsidiary aggregating in excess of $5,000,000 (unless adequately insured by a solvent unaffiliated insurance company which has acknowledged coverage) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

(j) any Loan Document shall cease, for any reason, to be in full force and effect (other than in accordance with its terms), or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder; or

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower which would have a Material Adverse effect.

9.2. Contract Remedies

(a) Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof,

     (i) in the case of an Event of Default specified in Section 9.1(g) or 9.1(h), without declaration or notice to the Borrower, all of the Commitments shall immediately and automatically terminate, and the Revolvirig Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and

     (ii) in all other cases, upon the direction of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare all of the Commitments to be terminated forthwith, whereupon such Commitments shall immediately terminate, and/or declare the Revolving Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the event that the Revolving Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 9.2, the Administrative Agent (i) upon the direction of the Required Lenders, shall proceed to enforce the rights of the holders of the Notes by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (ii) may exercise any and all rights and remedies provided to the Administrative Agent by the Loan Documents. Except as otherwise expressly provided in the Loan Documents, the Borrower expressly waives presentment, demand, protest and all other notices of any kind in connection with the Loan Documents. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

(b) In the event that all of the Commitments shall have been terminated or the Revolving Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 9.2, any funds received by any Lender from or on behalf of the Borrower (except funds received by any Lender as a result of a purchase from any other
Lender pursuant to Section 2.7(c)) shall be remitted to, and applied by, the Administrative Agent in the following manner and order:

     (i) to the payment of interest on, and then the principal portion of, any Revolving Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

     (ii) to reimburse the Administrative Agent and the Lenders, in that order, for any expenses due from the Borrower pursuant to the provisions of Section 11.4,

     iii) to the payment of any fees, pro rata according to the fees due and owing to the Administrative Agent and the Lenders,

     (iv) to the payment of any other expenses or other amounts
     (other than the principal of and interest on the Revolving
     Loans) payable by the Borrower to the Administrative Agent and the Lenders under the Loan Documents,

     (v) to the payment to the Lenders, pro rata according to the Total Percentage of each Lender, of interest due on the Revolving Loans,

     (vi) to the payment to the Lenders, pro rata according to the Total Percentage of each Lender, of the unpaid principal amount of the Revolving Loans, and

     (vii) any remaining funds shall be paid to the Borrower or as a court of competent jurisdiction shall direct.

10. THE ADMINISTRATIVE AGENT

10.1. Appointment

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

10.2. Individual Capacity

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, any Subsidiary, or any Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

10.3. Exculpatory Provisions

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (1) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,
(2) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.1), and (3) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.1) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into
(i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreements, instrument or document, or (v) the satisfaction of any condition set forth in Articles 5 or 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4. Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5. Delegation

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder. The Administrative Agent and any such subagent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6. Resignation; Successor Administrative Agent

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 10.6, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 11.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or permitted to be taken by any of them while it was acting as Administrative Agent.

10.7. Non-Reliance on Administrative Agent and Other Lenders

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

11. OTHER PROVISIONS

11.1. Amendments and Waivers

(a) No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 11.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Revolving Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Notwithstanding anything to the contrary contained in any Loan Document, with the written consent of the Required Lenders, the Administrative Agent and the Borrower may, from time to time, enter into written amendments, supplements or modifications of the Loan Documents and, with the consent of the Required Lenders, the Administrative Agent on behalf of the Lenders, may execute and deliver to the Borrower a written instrument waiving or consenting to the departure from, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of the Loan Documents or any Default and its consequences; provided, however, that no such amendment, supplement, modification, waiver or consent shall:

     (i) increase the Revolving Commitment of any Lender, without such Lender's consent;

     (ii) unless agreed to by each Lender affected thereby, (A) reduce the principal amount of any Revolving Loan, or reduce the rte of interest thereon, or reduce any fees or other obligations payable under the Loan Documents or (B) extend any date (including the Revolving Loan Maturity Date) fixed for the payment of any principal of or interest on any Revolving Loan, any fees, or any other obligation payable under the Loan Documents;

     (iii) unless agreed to by all of the Lenders, (A) increase the Aggregate Revolving Commitment, (B) change the definition of"Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (C) change Section 2.5 in a manner that could alter the pro rata sharing of payments required thereby, or (D) consent to any assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document; and

     (iv) unless agreed to by the Administrative Agent, amend, modify or otherwise affect the rights or duties of the Administrative Agent under the Loan Documents.

Any such amendment, supplement, modification, waiver or consent shall apply equally to each Lender and shall be binding upon each Lender and the Borrower, and upon all future holders of the Notes. In the case of any waiver, the Administrative Agent, the Lenders and the Borrower shall be restored to their former position and rights hereunder and under the outstanding Notes and other Loan Documents to the extent provided for in such waiver, and any Default waived shall not extend to any subsequent or other Default, or impair any right consequent thereon.

11.2. Notices

All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and, unless otherwise expressly provided therein, shall be deemed to have been duly given or made when delivered by hand, one Business Day after having been sent by overnight courier service, or when deposited in the mail, first-class postage prepaid, or, in the case of notice by facsimile, when sent, to the last address (including telephone and facsimile numbers) for such party specified by such party in a written notice delivered to the Administrative Agent and the Borrower or, if no such written notice was so delivered, as follows:

(a) in the case of the Borrower, to Yankee Energy System, Inc., 599 Research Parkway, Meriden, Connecticut 06450-1030; Attention:
Matthew J. Ide, Manager, Finance Services, Telephone: (203)
639-4457; Facsimile (203) 639-4011;

(b) in the case of the Administrative Agent, to The Bank of New York, Agency Function Administration, One Wall Street, 18th Floor, New York, NY 10286; Attention: La Rue Brathwaite,
Telephone: (212) 635-4698, Facsimile (212) 635-6365 or 6366 or
6367; with a copy to: The Bank of New York, One Wall Street, 19th Floor, New York, NY 10286, Attention: John W. Hall, Vice President, Telephone: (212) 635-7581, Facsimile (212) 635-7923;
and

(c)In the case of a Lender, at its address set forth on its signature page hereto or, in the Assignment or Acceptance
Agreement or other instrument pursuant to which it became a Lender;

provided, however, that any notice, request or demand by the Borrower pursuant to Sections 2.2, 2.3, 2.4 or 3.3 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by facsimile or other electronic means as fully as if originally signed.

11.3. Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Revolving Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.

11.4. Expenses; Indemnity

(a) The Borrower agrees, on demand therefor and whether any Revolving Loan is made (i) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred thereby, including the reasonable fees, charges and disbursements of counsel, in connection with the development, preparation, execution, syndication and administration of, the Loan Documents (including any amendment, supplement or other modification thereto (whether or not executed or effective)), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby and (ii) to pay or reimburse the Administrative Agent and each Lender for all of its costs and expenses, including reasonable fees and disbursements of counsel, incurred in connection with (A) the protection or enforcement of its rights under the Loan Documents, including any related collection proceedings and any negotiation, restructuring or "work-out", and (B) the enforcement of this Section.

(b) The Borrower shall, on demand therefor, indemnify the Administrative Agent, each Lender and each of their respective Related Parties (each, an Indemnified Person) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel, incurred by or asserted against any Indemnified Person in connection with or in any way arising out of any Loan Document as a result of (i) any breach by the Borrower of the terms of any Loan Document or any action or failure to act on the part of the Borrower, (ii) any use of the proceeds of a Revolving Loan, (iii) any liability in respect of any Environmental Law related in any way to the Borrower or any of its Subsidiaries, (iv) any action or failure to act on the part of the Borrower or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto (collectively, the Indemnified Liabilities), provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of, or a willful breach of any material term of any Loan Document by, such Indemnified Person.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any of its Affiliates under subsections (a) or (b) of this Section 11.4, each Lender severally agrees, on demand therefor, to pay to the Administrative Agent such Lender's Total Percentage of such amount (determined as of the time that the applicable unreimbursed expense or Indemnified Liability is sought).

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person for any special, indirect, consequential or punitive damages (whether accrued and whether known or suspected to exist in its favor) arising out of, in connection with, or as a result of, the Loan Documents, the transactions contemplated thereby or any Revolving Loan or the use of the proceeds thereof.

11.5. Successors and Assigns

(a) The Loan Documents shall be binding upon and inure to the benefit of each of the parties thereto, and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any such attempted assignment or transfer without such consent shall be null and void).

(b) Each Lender may assign all or a portion of its rights and obligations under the Loan Documents to (i) any Subsidiary or Affiliate of such Lender, (ii) any other Lender, or (iii) with the consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed and, in the case of the Borrower's consent, shall not be required during the continuance of an Event of Default), to any other Eligible Institution, provided that:

(A) each such assignment shall be of a constant, and not a varying, percentage of all of the assignor Lender's rights and obligations under the Loan Documents;

(B) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Revolving Commitment, the amount of the Revolving Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and

(D) the assignor and such assignee shall deliver to the Administrative Agent three copies of an Assignment and Acceptance
Agreement executed by each of them, along with an assignment fee in the sum of $3,000 for the account of the Administrative Agent.

Upon receipt of such number of executed copies of each such Assignment and Acceptance Agreement together with the assignment fee therefor and the consents required to such assignment, if required, the Administrative Agent shall record the same and execute not less than two copies of such Assignment and Acceptance Agreement in the appropriate place, deliver one such copy to the assignor and one such copy to the assignee, and deliver one photocopy thereof, as executed, to the Borrower. From and after the Assignment Effective Date specified in, and as defined in, such Assignment and Acceptance Agreement, the assignee thereunder shall, unless already a Lender, become a party hereto and shall, for all purposes of the Loan Documents, be deemed a "Lender" and, to the extent provided in such Assignment and Acceptance Agreement, the assignor Lender thereunder shall be released from its obligations under this Agreement and the other Loan Documents. The Borrower agrees that, if requested, in connection with each such assignment, it shall at its own cost and expense execute and deliver to the Administrative Agent or such assignee a Note, each payable to the order of such assignee and dated the Effective Date. The Administrative Agent shall be entitled to rely upon the representations and warranties made by the assignee under each Assignment and Acceptance Agreement.

(c) Each Lender may grant participations in all or any part of its rights and obligations under the Loan Documents to one or more Eligible Institutions, provided that (i) such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement and the other Loan Documents for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents, (iv) the granting of such participation does not require that any additional loss, cost or expense be borne by the Borrower at any time, and (v) the voting rights of any holder of any participation shall be limited to decisions that in accordance with Section 11.1 require the consent of all of the Lenders.

(d) Subject to subsection (e) below, any Lender may at any time assign all or any portion of its rights under any Loan Document to any Federal Reserve Bank.

(e) Except to the extent of any assignment pursuant to subsection
(b)above, no Lender shall be relieved of any of its obligations under the Loan Documents as a result of any assignment of or granting of participations in, all or any part of its rights and obligations under the Loan Documents.

11.6. Counterparts; Integration

Each Loan Document (other than the Notes) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of a signature page of any Loan Document by facsimile shall be effective as delivery of a manually executed counterpart of such Loan Document. The Loan Documents and any separate letter agreements between the Borrower and the Administrative Agent or a Lender with respect to fees embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders with respect to the subject matter thereof and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders with respect to the subject matter thereof.

11.7. Severability

Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

11.8. GOVERNING LAW

THE LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES
THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.9. Jurisdiction; Service of Process

Each party to a Loan Document hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to the Loan Documents. Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Borrower hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all ap-propriate appeals, shall be conclusive and binding upon it and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or a Lender may otherwise have to bring any action or proceeding relating to Loan Documents against the Borrower or its properties in the courts of any jurisdiction. Each party to a Loan Document hereby irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any party to a Loan Document to serve process in any other manner permitted by law.

11.10. WAIVER OF TRIAL BY JURY

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

IN WITNESS WHEREOF, the parties hereto have caused this Credit
Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.



                             YANKEE ENERGY SYSTEM, INC.



                             By:       /s/ James M. Sepanski
                             Name:     James M. Sepanski
                             Title:    CFO

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                           SIGNATURE PAGE TO
               YANKEE ENERGY SYSTEM, INC. CREDIT AGREEMENT



                    THE BANK OF NEW YORK,
                    Individually, and as Administrative Agent

                    By:       /s/ John W. Hall
                    Name:     John W. Hall
                    Title:    Vice President


                    Revolving Commitment: $15,000,000

                    Address for Notices

                    The Bank of New York
                    Agency Function Administration
                    One Wall Street
                    18th Floor New York, NY 10286
                    Attention: La Rue Brathwaite
                    Telephone: (212) 635-4698
                    Facsimile (212) 635-6365 or 6366 or 6367

                    with a copy to:

                    The Bank of New York
                    One Wall Street
                    19TH Floor
                    New York, NY 10286
                    Attention: John W. Hall, Vice President
                    Telephone: (212) 635-7581
                    Facsimile: (212) 635-7923

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

                           SIGNATURE PAGE TO
               YANKEE ENERGY SYSTEM, INC. CREDIT AGREEMENT



                    MELLON BANK, N.A.


                    By:       /s/ Roger E. Howard
                    Name:     Roger E. Howard
                    Title:    Vice President

                    Revolving Commitment: $10,000,000

                    Address for Notices

                    Mellon Bank, N.A.
                    Energy Services Group
                    One Mellon Bank Center
                    Room 151-4425
                    Pittsburgh, PA 15258-0001
                    Attention: Richard Moye
                               Assistant Vice President

                    Telephone: (412) 236-4273
                    Facsimile: (412) 236-1840